Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS THIRD QUARTER 2022 RESULTS

Company’s third quarter comparable store sales increased 7.9 percent

Sunbury, PA (October 31, 2022) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week third quarter and the 39-week year-to-date period ended September 24, 2022.

“We remain grateful to our associates who are helping us work through the challenges of an inflationary environment to achieve our elevated current year expectations,” said Weis Markets, Inc. Chairman, President and CEO Jonathan H. Weis. “As customers look for more ways to save, the Weis Gas Rewards Program, Weis Quality private label products, and our Low, Low Price Programs offer strong value. We will build on our value proposition in the fourth quarter when customers can earn a free turkey or ham for their holiday celebrations based on their purchases.”

The Weis Markets, Inc. Board of Directors declared on October 27, 2022 a 6.3 percent increase in the quarterly cash dividend from $0.32 per share to $0.34 per share to shareholders of record as of November 7, 2022 payable on November 21, 2022. The last quarterly cash dividend increase was 3.2 percent in the fourth quarter of 2021 from $0.31 per share to $0.32 per share.

Third Quarter 2022 Results

Net sales totaled $1.15 billion for the 13-week third quarter ended September 24, 2022, compared to $1.06 billion for the same period in 2021, up 8.2 percent. Third quarter comparable store sales increased 7.9 percent on an individual year-over-year basis and increased 12.5 percent on a two-year stacked basis following the increase of 14.8 percent for the same period in 2020.

The Company reduced its provision for income taxes by $5.6 million for the period ended September 24, 2022, primarily due to the effects of Pennsylvania House Bill 1342 which was enacted on July 8, 2022. The bill made significant changes to the Commonwealth’s corporate income tax laws which included lowering the tax rate gradually from 9.99 percent in 2022 to 4.99 percent in 2031, updating market sourcing rules, and codifying the economic nexus standard.

The Company’s third quarter net income (after provision for income taxes) totaled $28.66 million compared to $28.51 million in 2021, up 0.5 percent. Third quarter earnings per share totaled $1.07 compared to $1.06 per share for the same period in 2021.

Year-To-Date 2022 Results

Net sales totaled $3.39 billion for the 39-week year-to-date period ended September 24, 2022, compared to $3.12 billion for the same period in 2021, up 8.7 percent. Year-to-date comparable store sales increased 8.6 percent on an individual year-over-year basis and increased 8.5 percent on a two-year stacked basis following the increase of 17.3 percent for the same period in 2020.

The Company’s year-to-date net income (after provision for income taxes) totaled $96.31 million compared to $86.23 million in 2021, up 11.7 percent. Year-to-date earnings per share totaled $3.58 compared to $3.21 per share for the same period in 2021.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter — 2022
(Unaudited)

	13 Weeks Ended		Increase
	September 24, 2022	September 25, 2021	(Decrease)
Net sales	$1,150,551,000	$1,063,452,000	8.2%

Income from operations	33,658,000	38,968,000	(13.6)%

Income before provision for income taxes	$33,389,000	$39,175,000	(14.8)%
Provision for income taxes	4,731,000	10,668,000	(55.7)%
Net income	$28,658,000	$28,507,000	0.5%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.07	$1.06	$0.01

	39 Weeks Ended		Increase
	September 24, 2022	September 25, 2021	(Decrease)
Net sales	$3,389,853,000	$3,117,141,000	8.7%

Income from operations	123,476,000	116,360,000	6.1%

Income before provision for income taxes	$124,887,000	$117,713,000	6.1%
Provision for income taxes	28,574,000	31,479,000	(9.2)%
Net income	$96,313,000	$86,234,000	11.7%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$3.58	$3.21	$0.37

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Third Quarter — 2022

(Unaudited)

	Percentage Change
	13 Weeks Ended
	2022 vs. 2021	2021 vs. 2020
Comparable store sales (individual year)	7.9%	4.6%
Comparable store sales (two-year stacked)	12.5
Comparable store sales, excluding fuel (individual year)	6.7	3.2%
Comparable store sales, excluding fuel (two-year stacked)	9.9%

	Percentage Change
	39 Weeks Ended
	2022 vs. 2021	2021 vs. 2020
Comparable store sales (individual year)	8.6%	(0.1)%
Comparable store sales (two-year stacked)	8.5
Comparable store sales, excluding fuel (individual year)	6.8	(1.4)%
Comparable store sales, excluding fuel (two-year stacked)	5.4%